UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

CYNOSURE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51623	04-3125110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Carlisle Road Westford, MA	01886
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 256-4200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2017, the compensation committee of the board of directors (the “Compensation Committee”) of Cynosure, Inc. (the “Company”) established a cash pool of $13 million, from which the Company may make transaction bonuses, severance payments for persons without employment agreements and retention payments to certain of its employees in connection with the proposed acquisition of the Company by Minuteman Merger Sub, Inc., a wholly-owned subsidiary of Hologic, Inc. (the “Acquisition”). The allocation and terms of any such payments are to be determined by the Company prior to the effective time of the Acquisition (the “Effective Time”).

On February 21, 2017, the Compensation Committee awarded a retention bonus payment in an amount of up to $8,500,000 to Michael Davin and a retention bonus payment in an amount of up to $1,300,000 to Stephen Webber (each, a “Retention Payment”), with the precise amount of the Retention Payments to be determined by the Compensation Committee prior to the Effective Time. Payment of the Retention Payments is to be made in a single lump sum upon the earliest of one year following the Effective Time, termination by the Company without “cause” and termination by the employee for “good reason” (as each such term is defined in the recipient’s employment agreement as in effect on February 14, 2017). Copies of the letter agreements between the Company and each of Messrs. Davin and Webber are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNOSURE, INC.

Date: February 22, 2017	By:	/s/ Michael R. Davin
Michael R. Davin
President, Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

10.1	Letter Agreement, dated February 21, 2017, between the Company and Michael R. Davin (Incorporated by reference to the exhibits to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed February 22, 2017)

10.2	Letter Agreement, dated February 21, 2017, between the Company and Stephen J. Webber (Incorporated by reference to the exhibits to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed February 22, 2017)